                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 19, 1997
                                                   ---------------------------


                             Riddell Sports Inc.
------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                                0-19298                 22-2890400
----------------------------          ------------          ------------------
(State or Other Jurisdiction          (Commission              (IRS Employer
of Incorporation)                     File Number)          Identification No.)


900 Third Avenue, New York, New York                               10022
------------------------------------------------------------------------------
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code (212) 826-4300
                                                   --------------

                                     N/A
------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Cheer Acquisition Corp. (the 'Purchaser'), a wholly-owned subsidiary of Riddell Sports Inc. ('Riddell'), has completed its cash tender offer (the 'Offer') for all outstanding shares of common stock of Varsity Spirit Corporation ('Varsity') at a price of $18.90 per share. The Offer expired at 11:00 a.m., New York City time, on Thursday, June 19, 1997. The shares purchased constitute approximately 98.6% of Varsity's 4,563,183 shares of common stock issued and outstanding. The remaining Varsity shares will be acquired in a subsequent second-step merger transaction expected to occur on or about July 25, 1997.

     The total amount of funds required to purchase the Varsity shares pursuant to the tender offer was $85,265,743.50. The source of the funds was the proceeds of a $115,000,000 offering of 10 1/2% Senior Notes Due 2007 of Riddell (the 'Senior Notes') pursuant to Rule 144A under the Securities Act of 1933 (the 'Offering'). The Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell, as Guarantors, and Marine Midland Bank, as Trustee, with respect to the Senior Notes is included as Exhibit 99.1 hereto and is incorporated herein by reference.

     In connection with the Offering, Riddell entered into a Registration Rights Agreement pursuant to which Riddell agreed to file with the Securities and Exchange Commission (the 'Commission') within a certain time period a registration statement with respect to an offer to exchange the Senior Notes for a new issue of debt securities of Riddell registered under the Securities Act of 1933, with terms substantially identical to those of the Senior Notes. The Registration Rights Agreement, dated as of June 19, 1997, between Riddell, as Issuer, certain subsidiaries of Riddell, as Guarantors, and NationsBanc Capital Markets, Inc. and First Chicago Capital Markets, Inc., as Purchasers, is included as Exhibit 99.2 hereto and is incorporated herein by reference.

     In addition, as described in the Purchaser's Offer to Purchase with respect to the Offer (filed with the Commission as Exhibit (a)(1) to Riddell's and Purchaser's Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') on May 12, 1997), Riddell entered into a Credit Agreement (the 'Credit Agreement') among Riddell, as Borrower, the subsidiaries of Riddell, as Guarantors, and the Lenders identified therein, and NBD Bank, as Administrative Agent, and NationsBank, N.A., as Documentation Agent, dated as of June 19, 1997; the Credit Agreement is included as Exhibit 99.3 hereto and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired

     Audited financial statements of Varsity, including Varsity's consolidated balance sheets as of December 31, 1995 and 1996, and the related consolidated statements of income, cash flows and shareholders' equity for each of the two years in the period ended December 31, 1996 and the nine months ended December 31, 1994; and unaudited financial statements of Varsity, including Varsity's consolidated balance sheets as of March 31, 1997 and 1996 and the consolidated statements of operations, cash flows and shareholders' equity for the three months ended March 31, 1997 and 1996, are set forth below.

                           VARSITY SPIRIT CORPORATION

                                                                                                              PAGE
                                                                                                              ----
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets at March 31, 1997, December 31, 1996 and March 31, 1996..............     3
Condensed Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996.........     4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996.........     5
Condensed Consolidated Statements of Shareholders' Equity for the three months ended March 31, 1997 and
  1996.....................................................................................................     6
Notes to Condensed Consolidated Financial Statements.......................................................     7

Audited Consolidated Financial Statements:
Report of Independent Certified Public Accountants.........................................................    10
Consolidated Balance Sheets at December 31, 1995 and 1996..................................................    11
Consolidated Statements of Income for the nine months ended December 31, 1994 and the years ended December
  31, 1995 and 1996........................................................................................    12
Consolidated Statements of Shareholders' Equity for the nine months ended December 31, 1994 and the years
  ended December 31, 1995 and 1996.........................................................................    13
Consolidated Statements of Cash Flows for the nine months ended December 31, 1994 and the years ended
  December 31, 1995 and 1996...............................................................................    14
Notes to Consolidated Financial Statements.................................................................    15

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 MARCH 31, 1997    DECEMBER 31, 1996    MARCH 31, 1996
                                                                 --------------    -----------------    --------------
                                                                  (UNAUDITED)                            (UNAUDITED)
                            ASSETS
Current:
  Cash and cash equivalents...................................      $  2,077            $ 9,360            $    842
  Accounts receivable, less allowance of $220, $220, and $170
     for possible losses......................................         3,681              6,897               3,184
  Inventories (Note 4)........................................         8,642              5,419               7,849
  Prepaid expenses (Note 5)...................................         5,426              2,616               4,690
  Deferred sales (Note 6).....................................           666                265                 652
  Refundable income taxes.....................................         1,440                238               1,239
  Deferred tax benefit........................................           256                259                 207
                                                                 --------------    -----------------    --------------
Total Current Assets..........................................        22,188             25,054              18,663
Property and equipment, less accumulated depreciation.........         4,167              4,010               3,556
Goodwill and other assets.....................................         8,944              8,727               6,606
                                                                 --------------    -----------------    --------------
                                                                    $ 35,299            $37,791            $ 28,825
                                                                 --------------    -----------------    --------------
                                                                 --------------    -----------------    --------------
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable............................................      $  3,589            $ 1,993            $  3,263
  Accruals:
     Compensation and payroll taxes...........................           330                849                 307
     Income taxes.............................................            --                117                  --
     Other....................................................           163                156                  76
Customer deposits.............................................         2,242              3,813               1,780
Current maturities of long-term debt..........................           120                120                  --
                                                                 --------------    -----------------    --------------
Total Current Liabilities.....................................         6,444              7,048               5,426
Deferred income taxes.........................................           399                366                 174
Long-term debt................................................           480                480                  --
                                                                 --------------    -----------------    --------------
Total Liabilities.............................................         7,323              7,894               5,600
Contingencies (Note 12).......................................
Shareholders' Equity:
  Preferred stock.............................................            --                 --                  --
  Common stock................................................            47                 47                  47
  Additional paid-in-capital..................................        14,187             14,144              13,639
  Excess of purchase price over predecessor basis.............        (2,517)            (2,517)             (2,517)
  Retained earnings...........................................        16,288             18,253              12,090
                                                                 --------------    -----------------    --------------
                                                                      28,005             29,927              23,259
Treasury stock, at cost.......................................           (29)               (30)                (34)

                                                                 --------------    -----------------    --------------
Total Shareholders' Equity....................................        27,976             29,897              23,225
                                                                 --------------    -----------------    --------------
                                                                    $ 35,299            $37,791            $ 28,825
                                                                 --------------    -----------------    --------------
                                                                 --------------    -----------------    --------------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).
                                       3

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   THREE MONTHS
                                                                                                 ENDED MARCH 31,
                                                                                                ------------------
                                                                                                 1997       1996
                                                                                                -------    -------
                                                                                                   (UNAUDITED)
REVENUES:
  Uniforms and accessories...................................................................   $ 2,814    $ 2,277
  Camps and events...........................................................................     5,527      4,139
                                                                                                -------    -------
                                                                                                  8,341      6,416
                                                                                                -------    -------
COSTS OF REVENUES:
  Uniforms and accessories...................................................................     1,996      1,618
  Camps and events...........................................................................     3,791      3,094
                                                                                                -------    -------
                                                                                                  5,787      4,712
                                                                                                -------    -------
  Gross profit...............................................................................     2,554      1,704
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES................................................     5,455      4,250
                                                                                                -------    -------
  Operating loss.............................................................................    (2,901)    (2,546)
OTHER INCOME                                                                                         62         47
                                                                                                -------    -------
  Loss before taxes on income................................................................    (2,839)    (2,499)
TAXES ON INCOME (benefit) (Note 8)...........................................................    (1,125)      (992)
                                                                                                -------    -------
NET LOSS.....................................................................................   $(1,714)   $(1,507)
                                                                                                -------    -------
                                                                                                -------    -------
NET LOSS PER SHARE...........................................................................   $ (0.36)   $ (0.32)
                                                                                                -------    -------
                                                                                                -------    -------
WEIGHTED AVERAGE COMMON SHARES AND EQUIVALENT
  SHARES OUTSTANDING (Notes 9 and 10)........................................................     4,732      4,705
                                                                                                -------    -------
                                                                                                -------    -------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).
                                       4

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                1997        1996
                                                                                               -------    ---------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................................................   $(1,714)    $(1,507)
  Deferred income taxes.....................................................................        36         (31)
  Depreciation..............................................................................       339         252
  Amortization..............................................................................        72          49
  Change in operating assets and liabilities:
     Accounts receivable....................................................................     2,815       2,814
     Inventories............................................................................    (3,223)     (2,923)
     Prepaid expenses.......................................................................    (2,810)     (2,418)
     Refundable income taxes................................................................    (1,193)       (821)
     Other assets...........................................................................      (289)        (26)
     Accounts payable.......................................................................     1,596       1,585
     Accruals...............................................................................      (629)       (149)
     Customer deposits......................................................................    (1,571)       (285)
                                                                                               -------    ---------
     Net cash used by operating activities..................................................    (6,571)     (3,460)
                                                                                               -------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................................................      (496)       (681)
                                                                                               -------    ---------
     Net cash used by investing activities..................................................      (496)       (681)
                                                                                               -------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid............................................................................      (251)       (180)
  Proceeds from issuance of common stock....................................................        35          83
                                                                                               -------    ---------
     Net cash used by financing activities..................................................      (216)        (97)
                                                                                               -------    ---------
DECREASE IN CASH AND CASH EQUIVALENTS (Note 11).............................................    (7,283)     (4,238)
CASH AND CASH EQUIVALENTS, beginning of period..............................................     9,360       5,080
                                                                                               -------    ---------
CASH AND CASH EQUIVALENTS, end of period....................................................   $ 2,077     $   842
                                                                                               -------    ---------
                                                                                               -------    ---------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).
                                       5

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           EXCESS OF
                                                                           PURCHASE
                                          COMMON STOCK      ADDITIONAL    PRICE OVER
                                        ----------------     PAID-IN      PREDECESSOR    RETAINED    TREASURY
                                        SHARES    AMOUNT     CAPITAL         BASIS       EARNINGS     STOCK       TOTAL
                                        ------    ------    ----------    -----------    --------    --------    -------
BALANCES, DECEMBER 31, 1996..........   4,736      $ 47      $ 14,144       $(2,517)     $ 18,253      $(30)     $29,897
Net loss for the period..............      --        --            --            --        (1,714)       --       (1,714)
Issuance of common stock upon
  exercise of stock options..........       4        --            34            --            --         1           35
Tax benefit related to exercise of
  stock options (Note 11)............      --        --             9            --            --        --            9
Cash dividends ($.055 per share).....      --        --            --            --          (251)       --         (251)
                                        ------    ------    ----------    -----------    --------    --------    -------
BALANCES, MARCH 31, 1997.............   4,740      $ 47      $ 14,187       $(2,517)     $ 16,288      $(29)     $27,976
                                        ------    ------    ----------    -----------    --------    --------    -------
                                        ------    ------    ----------    -----------    --------    --------    -------

BALANCES, DECEMBER 31, 1995..........   4,710      $ 47      $ 13,523       $(2,517)     $ 13,777      $(36)     $24,794
Net loss for the period..............      --        --            --            --        (1,507)       --       (1,507)
Issuance of common stock upon
  exercise of stock options..........      --        --            81            --            --         2           83
Tax benefit related to exercise of
  stock options (Note 11)............      --        --            35            --            --        --           35
Cash dividends ($.04 per share)......      --        --            --            --          (180)       --         (180)
                                        ------    ------    ----------    -----------    --------    --------    -------
BALANCES, MARCH 31, 1996.............   4,710      $ 47      $ 13,639       $(2,517)     $ 12,090      $(34)     $23,225
                                        ------    ------    ----------    -----------    --------    --------    -------
                                        ------    ------    ----------    -----------    --------    --------    -------

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).
                                       6

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: The interim statements have been prepared pursuant to the requirements for reporting on Form 10-Q. The December 31, 1996 balance sheet presented was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the latest Annual Report on Form 10-K of Varsity Spirit Corporation (the 'Company'). In the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of financial position and operating results for the interim periods.

          The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2: The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results to be expected for the full year.

NOTE 3: The consolidated financial statements include the accounts of Varsity Spirit Corporation and its subsidiaries. All material intercompany accounts and transactions are eliminated.

NOTE  4:  Inventories are summarized as follows:

                                                            (IN THOUSANDS)
                                              ------------------------------------------
                                               MARCH 31,     DECEMBER 31,     MARCH 31,
                                                 1997            1996           1996
                                              -----------    ------------    -----------
                                              (UNAUDITED)                    (UNAUDITED)
Finished Goods.............................     $ 6,544         $3,608         $ 5,980
Raw Materials..............................       2,098          1,811           1,869
                                              -----------    ------------    -----------
                                                $ 8,642         $5,419         $ 7,849
                                              -----------    ------------    -----------
                                              -----------    ------------    -----------

          Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

NOTE  5:  Prepaid expenses consist of the following (in thousands):


                                               MARCH 31,     DECEMBER 31,     MARCH 31,
                                                 1997            1996           1996
                                              -----------    ------------    -----------
                                              (UNAUDITED)                    (UNAUDITED)
Deferred costs:
  Catalog and brochures....................     $ 1,325         $  330         $ 1,082
  Camps, clinics and championships.........         888            612             894
Supplies and samples.......................         603            414             616
Commissions................................       1,406            450             995
Prepaid tour costs.........................         346            207             284
Insurance..................................         170            218             280
Other......................................         688            385             539
                                              -----------    ------------    -----------
                                                $ 5,426         $2,616         $ 4,690
                                              -----------    ------------    -----------
                                              -----------    ------------    -----------

NOTE 6: Deferred sales consist of shipped uniform and accessory finished goods that have not been invoiced. It is the policy of the Company to reflect the sale in the financial statements during the month in which the finished goods are shipped to the customer, but not to invoice the sale until the customer's entire order has been shipped.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7: The Company has a $9,000,000 bank line of credit which expires on June 30, 1997. No balances were outstanding under the agreement as of March 31, 1997, December 31, 1996, or March 31, 1996. The agreement requires that the Company maintain certain financial ratios and maintain a minimum tangible net worth. The line bears interest at the lower of prime or LIBOR plus 1%.

NOTE 8: Income taxes have been provided based on the estimated annual effective tax rates for the periods.

NOTE 9: For the three months ended March 31, 1997 and 1996, net income per share calculations are based upon weighted average common and equivalent shares outstanding totaling 4,732,000 and 4,705,000, respectively.

NOTE 10: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). This statement simplifies the standards for computing earnings per share ('EPS') previously found in APB Opinion No. 15, 'Earnings per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

          SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly-held common stock or potential common stock. The Company will adopt SFAS 128 in the financial statements issued for the year ended December 31, 1997. If the provisions of SFAS 128 had been applied to the three months ended March 31, 1997, estimated Basic EPS and Diluted EPS would have been $(0.38) and $(0.36), respectively.

NOTE 11:  Supplemental cash flow information is as follows:

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                               ----------------------------------------
                                                                      1997                  1996
                                                               ------------------    ------------------
                                                                            (IN THOUSANDS)
Cash paid for:..............................................
  Income taxes..............................................          $158                  $ 27
  Interest..................................................          $ --                  $ --

          Non-cash financing activities:

          During the three month periods ended March 31, 1997 and 1996, additional paid-in-capital was increased by a reduction in income taxes payable of $9,000 and $35,000, respectively, arising from the exercise of stock options.

NOTE 12: On May 5, 1997, the Company, Riddell Sports, Inc., a Delaware corporation ('Riddell'), and Cheer Acquisition Corporation, a Tennessee corporation and a wholly owned subsidiary of Riddell ( the 'Merger Sub'), entered into an Agreement and Plan of Merger (the 'Merger Agreement') pursuant to which Merger Sub will offer to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the 'Shares') at $18.90 per share, net to the seller in cash (the 'Offer Price'). In addition to various conditions, the offer is subject to the receipt of tenders of a majority of the outstanding shares on a fully-diluted basis. Pursuant to the Merger Agreement, as soon as practicable after the completion of the offer and satisfaction or waiver of all conditions, the Merger Sub will be merged with and into the Company (the 'Merger') with the Company surviving the Merger as a wholly owned subsidiary of Riddell ( the 'Surviving Corporation'). At the time at which the Merger is consummated (the 'Effective Time'), each Share then outstanding (other than Shares held in treasury of the Company, Shares held by Riddell, the Merger Sub or any

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES other wholly owned subsidiary of Riddell and Shares held by the stockholders of the Company who exercise their dissenters' rights, if any, under the Tennessee Business Corporation Act) will be converted into the right to receive the Offer Price in cash.

          In connection with the Merger Agreement, the Company has agreed to prepay in full the Term Note issued to United Special Events, Inc. ('USE') in connection with the purchase by the Company's wholly owned subsidiary, Varsity USA, Inc. of the spirit camp business of USE. Under the terms of the Term Note, USE has the right to convert the entire $600,000 principal amount of the Term Note into shares of Common Stock of the Company at a conversion price of $14.97.

          Additionally, the Company has agreed to terminate, immediately prior to the Merger, outstanding options under its stock option plans, resulting in option termination payments totalling approximately $4,877,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Varsity Spirit Corporation
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Varsity Spirit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Varsity Spirit Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Memphis, Tennessee
February 12, 1997

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                                       DECEMBER 31,
                                                                                               ----------------------------
                                                                                                   1995            1996
                                                                                               ------------    ------------
                                           ASSETS
Current:
  Cash and cash equivalents.................................................................     $    5,080      $    9,360
  Accounts receivable, less allowance of $170 and $220 for possible losses..................          6,650           7,162
  Inventories (Note 2)......................................................................          4,926           5,419
  Prepaid expenses (Note 3).................................................................          2,272           2,616
  Refundable income taxes...................................................................            383             238
  Deferred tax benefit (Note 8).............................................................            176             259
                                                                                               ------------    ------------
Total Current Assets........................................................................         19,487          25,054
Property and Equipment, less accumulated depreciation (Note 4)..............................          3,127           4,010
Goodwill, less accumulated amortization of $972 and $1,193 (Note 1).........................          5,929           7,928
Other Assets................................................................................            700             799
                                                                                               ------------    ------------
                                                                                                 $   29,243      $   37,791
                                                                                               ------------    ------------
                                                                                               ------------    ------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................................................     $    1,678      $    1,993
  Accruals:
     Compensation and payroll taxes.........................................................            266             849
     Income taxes (Note 8)..................................................................            167             117
     Other..................................................................................             99             156
  Customer deposits.........................................................................          2,065           3,813
  Current maturities of long-term debt (Note 6).............................................             --             120
                                                                                               ------------    ------------
Total Current Liabilities...................................................................          4,275           7,048
Deferred Income Taxes (Note 8)..............................................................            174             366
Long-term Debt (Notes 1 and 6)..............................................................             --             480
                                                                                               ------------    ------------
Total Liabilities...........................................................................          4,449           7,894
                                                                                               ------------    ------------
Commitments and Contingencies (Notes 7 and 10)
Shareholders' Equity (Notes 7 and 11)
  Preferred stock, $.01 par value--shares authorized 5,000,000; none issued.................             --              --
  Common stock, $.01 par value--shares authorized 10,000,000; shares issued 4,710,386 and
     4,735,961..............................................................................             47              47
  Additional paid-in capital................................................................         13,523          14,144
  Excess of purchase price over predecessor basis...........................................         (2,517)         (2,517)
  Retained earnings.........................................................................         13,777          18,253
                                                                                               ------------    ------------

                                                                                                     24,830          29,927
Treasury stock, at cost, 215,504 and 179,378 shares.........................................            (36)            (30)
                                                                                               ------------    ------------
Total Shareholders' Equity..................................................................         24,794          29,897
                                                                                               ------------    ------------
                                                                                                 $   29,243      $   37,791
                                                                                               ------------    ------------
                                                                                               ------------    ------------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    YEAR ENDED
                                                                           NINE MONTHS ENDED       DECEMBER 31,
                                                                             DECEMBER 31,       ------------------
                                                                                 1994            1995       1996
                                                                           -----------------    -------    -------
REVENUES:
  Uniforms and accessories..............................................        $35,866         $44,049    $49,472
  Camps and events......................................................         23,721          31,449     38,977
                                                                           -----------------    -------    -------
                                                                                 59,587          75,498     88,449
                                                                           -----------------    -------    -------
COSTS OF REVENUES:
  Uniforms and accessories..............................................         18,659          23,379     26,849
  Camps and events......................................................         16,826          23,114     26,764
                                                                           -----------------    -------    -------
                                                                                 35,485          46,493     53,613
                                                                           -----------------    -------    -------
     Gross profit.......................................................         24,102          29,005     34,836

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............................         16,117          22,679     26,388
                                                                           -----------------    -------    -------
     Operating income...................................................          7,985           6,326      8,448
                                                                           -----------------    -------    -------
OTHER
  Interest income--net..................................................            150             178        166
                                                                           -----------------    -------    -------
     Income before taxes on income......................................          8,135           6,504      8,614
TAXES ON INCOME (Note 8)................................................          3,218           2,341      3,414
                                                                           -----------------    -------    -------
NET INCOME..............................................................        $ 4,917         $ 4,163    $ 5,200
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENT SHARES OUTSTANDING (Note 7)................................          4,587           4,679      4,734
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------
NET INCOME PER SHARE (Note 7)...........................................        $  1.07         $  0.89    $  1.10
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                 EXCESS OF
                                                                                  PURCHASE
                                                     COMMON STOCK   ADDITIONAL   PRICE OVER
                                                    --------------   PAID-IN    PREDECESSOR   RETAINED   TREASURY
                                                    SHARES  AMOUNT   CAPITAL       BASIS      EARNINGS    STOCK     TOTAL
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, MARCH 31, 1994........................... 4,699    $ 47    $ 13,016     $ (2,517)    $ 5,234     $(44)   $15,736
  Net income for the period........................    --      --          --           --       4,917       --      4,917
  Issuance of common stock upon exercise of stock
    options........................................    --      --          62           --          --        2         64
  Tax benefit related to exercise of stock
    options........................................    --      --          24           --          --       --         24
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1994........................ 4,699      47      13,102       (2,517)     10,151      (42)    20,741
  Net income for the period........................    --      --          --           --       4,163       --      4,163
  Issuance of common stock upon exercise of stock
    options........................................    11      --         279           --          --        6        285
  Tax benefit related to exercise of stock
    options........................................    --      --         142           --          --       --        142
  Cash dividends ($.12 per share)..................    --      --          --           --        (537)      --       (537)
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1995........................ 4,710      47      13,523       (2,517)     13,777      (36)    24,794
  Net income for the period........................    --      --          --           --       5,200       --      5,200
  Issuance of common stock upon exercise of stock
    options........................................    26      --         453           --          --        6        459
  Tax benefit related to exercise of stock
    options........................................    --      --         168           --          --       --        168
  Cash dividends ($.16 per share)..................    --      --          --           --        (724)      --       (724)
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1996........................ 4,736    $ 47    $ 14,144     $ (2,517)    $18,253     $(30)   $29,897
                                                    ------  ------  ----------  ------------  ---------  --------  -------
                                                    ------  ------  ----------  ------------  ---------  --------  -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                            NINE MONTHS ENDED    ------------------
                                                                            DECEMBER 31, 1994     1995       1996
                                                                            -----------------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................        $ 4,917         $ 4,163    $ 5,200
  Deferred income taxes..................................................            (15)             21        109
  Depreciation and amortization..........................................            577             992      1,318
  Changes in operating assets and liabilities, net of effect of businesses acquired (Note 1)
     Accounts receivable.................................................         (3,073)         (1,544)      (482)
     Inventories.........................................................             61          (1,039)      (242)
     Prepaid expenses....................................................          3,778            (859)      (209)
     Refundable income taxes.............................................             --            (383)       145
     Accounts payable....................................................           (193)            210         62
     Accruals............................................................            100            (695)       741
     Customer deposits...................................................         (3,103)            890      1,650
                                                                                --------         -------    -------
       Net cash provided by operating activities.........................          3,049           1,756      8,292
                                                                                --------         -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of USE (Note 1)............................................             --              --     (1,926)
  Net cash received upon acquisition of Intropa (Note 1).................            764              --         --
  Purchase of property and equipment.....................................           (667)         (1,984)    (1,828)
  Decrease (increase) in other assets....................................             19            (319)         7
                                                                                --------         -------    -------
       Net cash provided (used) by investing activities..................            116          (2,303)    (3,747)
                                                                                --------         -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.................................             64             286        459
  Cash dividends.........................................................             --            (537)      (724)
                                                                                --------         -------    -------
       Net cash provided (used) by financing activities..................             64            (252)      (265)
                                                                                --------         -------    -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS (Note 9)...................................................          3,229            (799)     4,280
CASH AND CASH EQUIVALENTS, at beginning of period........................          2,650           5,879      5,080
                                                                                --------         -------    -------
CASH AND CASH EQUIVALENTS, at end of period..............................        $ 5,879         $ 5,080    $ 9,360
                                                                                --------         -------    -------
                                                                                --------         -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

  Business

     Varsity Spirit Corporation (the 'Company') is involved in the business of organizing, administering, and producing instructional camps, clinics, and special events predominantly in the United States for spirit groups associated with secondary schools, colleges, and universities through its divisions, Universal Cheerleaders Association ('UCA'), Universal Dance Association ('UDA'), Varsity Sports Gyms ('VSG') and Varsity Deutschland ('VSD') and its wholly-owned subsidiary, Varsity USA, Inc. ('USA'), which acquired the camp business assets of United Special Events, Inc., on May 15, 1996. Instructional camps and clinics include large residential camps and smaller private individual squad level camps. Its wholly-owned subsidiary, Varsity Spirit Fashions & Supplies, Inc. ('Varsity'), designs and markets cheerleader uniforms and accessories to spirit groups associated with secondary schools, colleges and universities primarily in the United States. The selling cycle of the Company is highly seasonal. Varsity/Intropa Tours, Inc. ('Intropa'), a wholly-owned subsidiary acquired December 1, 1994, organizes group performance tours, primarily in Europe, for cheerleaders, bands, orchestras and choirs.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated.

  Business Acquisitions

     Effective May 15, 1996, the Company's subsidiary, USA, acquired certain of the assets of United Special Events, Inc. ('USE'), a company which specializes in organizing, administering, and producing instructional camps, clinics, and special events, predominately in the western United States, for spirit groups associated with secondary schools, colleges, and universities. The purchase price was approximately $1.95 million, of which $1.35 million was paid at closing and the $600,000 balance was financed by a five-year unsecured convertible promissory note, bearing interest at 8%. The acquisition was accounted for using the purchase method. The purchase price and liabilities assumed were allocated to assets acquired based on their estimated fair values, as follows:

                                                                                  (IN THOUSANDS)
                                                                                  --------------
Purchase price, including out of pocket expenses of $88........................       $2,038
Current liabilities assumed....................................................          369
Bank debt retired at closing...................................................          644
Current assets.................................................................         (530)

Fixed assets...................................................................         (120)
Covenant not to compete........................................................         (120)
                                                                                     -------
Goodwill.......................................................................       $2,281
                                                                                     -------
                                                                                     -------

     The USA operations since the date of acquisition have been included in the Company's consolidated results of operations. The operating results would not have been materially different, if the acquisition had occurred on January 1, 1996.

     Effective December 1, 1994, a subsidiary acquired certain of the assets of Intropa International U.S.A., Inc. ('Intropa'), a tour company which specializes in performance tours for cheerleaders, bands, orchestras and choruses. Total cash consideration was approximately $1.25 million, of which $961,000 was paid at closing. $240,000 of the balance was included in accounts payable at December 31, 1994 and was paid 120 days after the closing date. The acquisition was accounted for using the purchase method.

     The Intropa operations since the date of acquisition have been included in the Company's consolidated results of operations.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)
  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles ('GAAP') requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable and accruals meeting the definition of a financial instrument approximate fair value.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Samples

     The Company provides samples of merchandise carried in the catalogs to its sales representatives. All costs related to samples used in the sale of the

Company's uniforms and accessories are amortized ratably over three years.

  Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods for financial reporting purposes over the following estimated useful lives:

                                                                                          YEARS
                                                                                          -----
Computer equipment.....................................................................      5
Computer software......................................................................      3
Machinery and equipment................................................................    5-7
Furniture and fixtures.................................................................      5
Leasehold improvements.................................................................    2-6
Vehicles...............................................................................    3-5

     For income tax purposes, depreciation is computed using primarily accelerated methods.

  Goodwill

     Goodwill, stated at cost less accumulated amortization, represents the purchase cost allocated to the earning capacity of acquired companies, and is amortized over periods from 35 to 40 years on the straight-line basis. The Company continually evaluates the market coverage and earning capacity of its acquirees to determine if the unamortized goodwill can be recovered from their undiscounted future cash flows over the remaining amortization period. Should this evaluation indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

  Catalog Costs

     Cost of producing catalogs are deferred and amortized over the selling season for uniforms and accessories.

  Revenue Recognition

     Revenue is recognized on sales of uniforms at the time of shipment and on camps, clinics, special events and tours on the start date of the respective activity. Expenses incurred and payments received that are associated with the camps, clinics, events or tours are deferred until the revenue is recognized.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

  Taxes on Income

     Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('FAS 109').

  Net Income Per Share

     Net income per share is computed based on the weighted average number of common shares outstanding during each period, after giving effect to the exercise of dilutive options (see Note 7) and assuming the repurchase, at fair market value of shares using the proceeds from such exercise.

  Stock Options

     Stock options are granted to certain officers, employees, directors and consultants generally at the prevailing market price on the date of the grant. The Company makes no charge to earnings with respect to stock options, except where the option price is less than the market price at date of grant. Proceeds from the sale of unissued common stock under these options are credited to common stock and additional paid-in capital at the time the options are exercised. If treasury stock is issued, the Company's treasury stock is reduced by the cost of the treasury shares reissued and additional paid-in capital is increased for the excess of the option price over the cost of the treasury stock.

     Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS No. 123') issued by the Financial Accounting Standards Board is effective for transactions entered into in fiscal years that begin after December 15, 1995. As allowed under the provisions of SFAS No. 123, the Company will continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and has made pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied (see Note 7).

  Employee Benefits

     The Company provides a defined contribution retirement plan for substantially all of its full-time employees which meets the requirements of
Section 401(k) of the Internal Revenue Code. The Company's policy is to fund the retirement plan costs accrued.

  Fiscal Year End

     Effective April 1, 1994, the Company's Board of Directors approved a change in the Company's fiscal year from March 31 to December 31.

  New Accounting Pronouncement

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128'). This statement simplifies the standards for computing EPS previously found in APB Opinion No.

15, 'Earnings Per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly-held common stock or potential common stock. The Company will adopt SFAS 128 in financial statements issued for the year ending December 31, 1997. If the provisions of SFAS 128 had been applied to the year ended December 31, 1996, estimated Basic EPS and Diluted EPS would have been $1.15 and $1.10, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--INVENTORIES

     Inventories are summarized as follows:

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1995      1996
                                                                              ------    ------
                                                                               (IN THOUSANDS)
Finished products..........................................................   $3,217    $3,608
Raw materials..............................................................    1,709     1,811
                                                                              ------    ------
Inventories................................................................   $4,926    $5,419
                                                                              ------    ------
                                                                              ------    ------

NOTE 3--PREPAID EXPENSES

     Prepaid expenses consist of the following:

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1995      1996
                                                                              ------    ------
                                                                               (IN THOUSANDS)
Deferred costs:
  Catalogs.................................................................   $  250    $  330

  Camps, clinics and championships.........................................      575       612
Prepaid insurance..........................................................      413       218
Supplies and samples.......................................................      342       414
Prepaid commissions........................................................      164       450
Prepaid tour costs.........................................................      339       207
Other......................................................................      189       385
                                                                              ------    ------
Prepaid expenses...........................................................   $2,272    $2,616
                                                                              ------    ------
                                                                              ------    ------

     Deferred catalog costs consist of the Company's expenses associated with planning, processing, and distributing the Company's uniform and accessory, danceware and youth catalogs to schools and universities throughout the United States. The catalogs are mailed in the Company's first quarter of the following year and the costs of the catalogs are amortized over the Company's selling season for uniforms and accessories.

     Deferred camps and clinics costs are costs incurred in connection with the organization of the Company's summer cheerleader camp and clinic programs for the following summer season. These costs are amortized during June, July and August, which are the months in which the cheerleading camps and clinics are held.

     Deferred championship costs comprise costs associated with organizing and producing the National Dance Team, High School and College Cheerleading Championships sponsored by the Company. These costs and associated revenues are recognized in the month the event occurs.

     Direct costs related to organizing, scheduling and arranging upcoming group tours are recorded as prepaid tour costs and the costs and revenues associated with the tour are recognized when the tour begins.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Computer equipment and software..........................................   $ 2,735    $ 4,013
Machinery and equipment..................................................     1,786      1,999
Furniture and fixtures...................................................     1,347      1,665

Leasehold improvements...................................................       278        414
Vehicles.................................................................        68         69
                                                                            -------    -------
                                                                              6,214      8,160

Less accumulated depreciation............................................    (3,087)    (4,150)
                                                                            -------    -------
Net property and equipment...............................................   $ 3,127    $ 4,010
                                                                            -------    -------
                                                                            -------    -------

     Depreciation expense charged to operations was $793,000 and $1,065,000, respectively, for each of the years ended December 31, 1995 and 1996 and $444,000 for the nine months ended December 31, 1994.

NOTE 5--REVOLVING CREDIT AGREEMENT

     The Company has a revolving credit agreement with a bank which is available through June 30, 1997, and provides for maximum borrowings of $9,000,000. Under the agreement, outstanding borrowings bear interest at the lower of prime (8.25% at December 31, 1996) or LIBOR plus 1% (6.53% at December 31, 1996). The line of credit is unsecured, but the Company has agreed not to subordinate any additional assets except in the ordinary course of business without the bank's approval. The line of credit also requires that the Company maintain certain financial ratios and meet a minimum tangible net worth. There were no amounts outstanding under this revolving line of credit agreement at December 31, 1995 or 1996.

NOTE 6--LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996:

                                                              (IN THOUSANDS)
                                                              --------------
Promissory note bearing interest at 8%, payable in annual
  installments of $120,000, plus interest, through May
  2001.....................................................      $    600
Current portion............................................          (120)
                                                              --------------
Long-term debt.............................................      $    480
                                                              --------------
                                                              --------------

     On any payment date, the holder of the note shall be entitled, at their discretion, to convert not less than 75% of any installment of unpaid principal amount of the note into shares of the Company's common stock based upon a conversion price of $14.97 per share.

     Management believes the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company.

NOTE 7--COMMON STOCK

     On January 31, 1995, the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50% stock dividend to be distributed on February 24, 1995 to shareholders of record on February 14, 1995. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from retained earnings to common stock the par value of the additional shares

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMON STOCK--(CONTINUED)
arising from the split. In addition, all references in the financial statements to number of shares, per share amounts and stock option data of the Company's common stock have been restated.

     The Company maintains two stock option plans, the 1989 Stock Option Plan and the 1991 Stock Option Plan. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized. Under the 1989 plan, 270,000 options were granted to certain employees at an initial exercise price of $5.00 per share. The options vested in three equal annual installments ending April 1, 1995 and expire ten years from date of grant. The Company acquired the shares to cover the exercise of the 1989 options from its two largest stockholders for $.17 per share. In November 1991, the 1989 plan was amended to provide that cancelled options would become available for additional grants at an exercise price equal to fair market value of the shares at the date of such grants.

     The 1991 plan, as amended, provides options to acquire 600,000 shares that may be granted to officers, directors and key employees at an exercise price equal to fair market value at date of grant (110% of fair market value for options issued to holders of more than 10% of Company stock). Options may be exercised for a term determined by the Board of not less than one year or more than ten years from the date of grant.

     At December 31, 1996, 21,049 options are available for grant under the 1989 plan, and 159,408 options remain available for grants under the 1991 plan, as amended.

     SFAS No. 123, 'Accounting for Stock-Based Compensation' requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS
123. The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1995 and 1996, respectively; dividend yield of 1.8597% for both years; expected volatility of 40.59% for both years; risk-free interest rates of 6.5% for both years; and expected option lives of 7 years for both years.

     Under the accounting provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                           1995        1996
                                                                          -------     -------
                                                                             (IN THOUSANDS
                                                                                EXCEPT
                                                                          PER SHARE AMOUNTS)
Net income--as reported...............................................    $ 4,163     $ 5,200
Net income--pro forma.................................................    $ 4,012     $ 4,867
Earnings per share--as reported.......................................    $  0.89     $  1.10
Earnings per share--pro forma.........................................    $  0.86     $  1.03
                                                                          -------     -------
                                                                          -------     -------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMON STOCK--(CONTINUED)
     Information regarding the status of the Company's two fixed stock option plans as of December 31, 1994, 1995 and 1996 and changes during the nine months ended December 31, 1994 and the years ending December 31, 1995 and 1996 is presented below:

                                                                               1995                     1996
                                                                       ---------------------    ---------------------
                                                                                   WEIGHTED-                WEIGHTED-
                                                             1994                   AVERAGE                  AVERAGE
                                                           --------                EXERCISE                 EXERCISE
                                                            SHARES      SHARES       PRICE       SHARES       PRICE
                                                           --------    --------    ---------    --------    ---------
Options outstanding, beginning of period................    373,055     353,533     $  6.40      457,508     $  8.35
Options granted.........................................         --     162,475       11.96      179,890       14.63
Options exercised.......................................    (12,224)    (47,878)       5.97      (61,701)       7.44
Options cancelled.......................................     (7,298)    (10,622)       9.23       (7,251)      12.71
                                                           --------    --------    ---------    --------    ---------
Options outstanding, end of period......................    353,533     457,508     $  8.35      568,446     $ 10.36

Option price range at end of period.....................   $5.00 to    $5.00 to                 $5.00 to
                                                              $9.50      $13.50                   $15.95
Option price range for exercised shares.................   $5.00 to    $5.00 to                 $5.00 to
                                                              $8.67       $9.34                    $9.34
Options available for grant at end of period............    204,949     203,096                  180,457
                                                           --------    --------    ---------    --------    ---------
Weighted-average fair value of options, granted during
  the period............................................                            $  5.82                  $  7.14
                                                                                   ---------                ---------
                                                                                   ---------                ---------

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                       OPTIONS OUTSTANDING
                            -----------------------------------------              OPTIONS
                                             WEIGHTED-                    -------------------------
                                              AVERAGE       WEIGHTED-                     WEIGHTED-
      EXERCISABLE                            REMAINING       AVERAGE                       AVERAGE
-----------------------       NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
RANGE OF EXERCISE PRICE     OUTSTANDING        LIFE           PRICE       EXERCISABLE       PRICE
-----------------------     -----------     -----------     ---------     -----------     ---------
  $ 5.00- 8.67....            226,206        5.3 years        $6.07         226,206         $6.07
    9.50- 9.54....             20,475        6.5 years         9.53          20,475          9.53
   11.83-13.01....            145,775        8.0 years        11.98          48,592         11.98
   14.50-15.95....            175,990        9.2 years        14.64                           N/A
                            -----------                     ---------     -----------     ---------
  $ 5.00-15.95....            568,446                                       295,273
                            -----------                                   -----------
                            -----------                                   -----------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8--TAXES ON INCOME

     Under FAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Taxes on income in the consolidated statements of income are made up of the following components:

                                                                                  YEAR ENDED
                                                         NINE MONTHS ENDED       DECEMBER 31,

                                                            DECEMBER 31,       ----------------
                                                                1994            1995      1996
                                                         ------------------    ------    ------
                                                                     (IN THOUSANDS)
Current:
  Federal.............................................         $2,763          $1,950    $2,802
  State...............................................            470             370       499
                                                              -------          ------    ------
                                                                3,233           2,320     3,301
                                                              -------          ------    ------
Deferred:
  Federal.............................................            (13)             19        96
  State                                                            (2)              2        17
                                                              -------          ------    ------
                                                                  (15)             21       113
                                                              -------          ------    ------
Taxes on income.......................................         $3,218          $2,341    $3,414
                                                              -------          ------    ------
                                                              -------          ------    ------

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                       DECEMBER 31,
                                                                      --------------
                                                                      1995     1996
                                                                      -----    -----
                                                                      (IN THOUSANDS)
Deferred tax assets:
  Inventory........................................................   $ 109    $ 172
  Bad debt allowance...............................................      67       87
                                                                      -----    -----
Total deferred tax assets..........................................     176      259
Deferred tax liabilities:
  Property and equipment...........................................    (174)    (329)
  Goodwill and other assets........................................      --      (37)
                                                                      -----    -----
Total deferred tax liabilities.....................................    (174)    (366)
                                                                      -----    -----
Net deferred tax asset (liability).................................   $   2    $(107)
                                                                      -----    -----
                                                                      -----    -----

     The effective tax rate on income was different from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with the effective rate:


                                                 NINE MONTHS ENDED                  YEAR ENDED DECEMBER 31,
                                                    DECEMBER 31,       --------------------------------------------------
                                                        1994                    1995                       1996
                                                 ------------------    -----------------------    -----------------------
Taxes on income at federal statutory rate.....          34.0%                    34.0%                      34.0%
Increase (decrease) resulting from:
  State income taxes, net of federal tax
     benefit..................................           3.8                      3.8                        3.9
  Amortization of goodwill....................            .5                       .7                         .6
  Non-deductible meals and entertainment......           1.3                      1.9                        1.7
  Other items.................................            --                     (4.4)                       (.6)
                                                       -----                    -----                      -----
Taxes on income at effective rate.............          39.6%                    36.0%                      39.6%
                                                       -----                    -----                      -----
                                                       -----                    -----                      -----

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the consolidated statements of cash flows, the Company considers cash on hand and in checking, savings and money market accounts to be cash equivalents.

                                               NINE MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                                 DECEMBER 31,          --------------------------------------------------
                                                     1994                       1995                       1996
                                            -----------------------    -----------------------    -----------------------
                                                                           (IN THOUSANDS)
Cash paid for:
  Income taxes...........................           $ 3,186                    $ 2,826                    $ 3,035
  Interest...............................           $     1                    $    28                    $    27
                                                    -------                    -------                    -------
                                                    -------                    -------                    -------

  Non-cash investing and financing activities:

     During the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994, additional paid-in capital was increased by a reduction in income taxes payable of $168,000, $142,000, and $24,000, respectively, arising from the exercise of stock options.

     In May 1996, the Company purchased certain assets of United Special Events, Inc. for cash consideration of approximately $1.95 million. In conjunction with the acquisition, liabilities were assumed as follows:

                                                              (IN THOUSANDS)
Fair value of assets acquired..............................       $3,051
Cash paid to seller and transaction costs..................       (2,082)
Deferred consideration (Note 6)............................         (600)
                                                                 -------
Liabilities assumed........................................       $  369
                                                                 -------
                                                                 -------

     In December 1994, the Company purchased all of the assets of Varsity/Intropa Tours for cash consideration of approximately $1.25 million. In conjunction with the acquisition, liabilities were assumed as follows:

                                                              (IN THOUSANDS)
Fair value of assets acquired..............................       $5,394
Cash paid to the seller and transactions costs.............       (1,018)
Deferred consideration.....................................         (292)
                                                                 -------
Liabilities assumed........................................       $4,084
                                                                 -------
                                                                 -------

NOTE 10--COMMITMENTS AND CONTINGENCIES

  A. Leases

     The Company's office facilities and warehouse space are leased under noncancellable operating leases which expire at various times from October 1997 through November 2000. Rent expense for the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994 was $739,000, $684,000, and $388,000, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     As of December 31, 1996, future net minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:


YEAR ENDING DECEMBER 31,                                      (IN THOUSANDS)
-----------------------------------------------------------   --------------
1997.......................................................        $591
1998.......................................................         155
1999.......................................................         142
2000.......................................................          89
                                                                 ------
Total minimum lease payments...............................        $977
                                                                 ------
                                                                 ------

  B. Concentration of Credit Risk

     The Company earns substantially all of its revenues from sales to and events and activities sponsored primarily by secondary schools, colleges and universities throughout the United States. The Company generally requires deposits for mail order sales of merchandise and for camp registrations. The Company maintains reserves for potential losses and such losses have not exceeded management's expectations.

  C. Litigation

     The Company is involved in various legal matters in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's consolidated financial statements.

  D. Supplier Agreements

     The Company has multi-year agreements with independent manufacturers to produce its uniforms under which garment prices and production levels are negotiated annually.

  E. Retirement Plan

     Effective January 1, 1993, the Company adopted a tax-qualified employee benefit plan which meets the criteria of Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to defer from 2% to 15% of their compensation and the Company may make discretionary contributions, as determined annually by the Company's management, of up to 1.25% of the employees' compensation. Each participant is fully vested at all times in their respective contribution. Participants become fully vested in contributions made by the Company on a graduated scale over a seven-year period. Operations were charged with $35,000 related to this plan in the nine-month period ended December 31, 1994, $25,000 for the year ended December 31, 1995 and $27,500 for the year ended December 31, 1996.

NOTE 11--SUBSEQUENT EVENT

     On February 13, 1997, the Company's Board of Directors declared a $.055 per share cash dividend to be paid on March 6, 1997, to shareholders of record as of February 24, 1997.

     (b) Pro Forma Financial Information

     The unaudited pro forma condensed consolidated balance sheet of Riddell as of March 31, 1997 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 are set forth below.

                              RIDDELL SPORTS INC.

Pro Forma Financial Information:

Introduction...............................................................................................     26
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997..............................     27
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet..........................................     28
Unaudited Pro Forma Condensed Consolidated Statements of Operations
  For the year ended December 31, 1996.....................................................................     29
  For the three months ended March 31, 1997................................................................     30
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations...............................     31

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

INTRODUCTION

     The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared reflecting: (i) the acquisition of Varsity Spirit Corporation ('Varsity') by Riddell (the 'Acquisition'), which will be accounted for under the purchase method of accounting; (ii) the Offering of the Senior Notes; and
(iii) the Credit Agreement.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the pro forma financial condition of the Company as if the Acquisition and Offering had occurred as of March 31, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 1996 and the three months ended March 31, 1997 include the results of Riddell's and Varsity's operations and give effect to the Acquisition and Offering as if they had occurred on January 1, 1996.

     In accordance with the purchase method of accounting, the excess of the purchase price over fair values of the net identifiable assets and liabilities acquired is recorded as goodwill. The carrying values of Varsity's net assets are assumed to equal their fair values for purposes of these pro forma financial statements, unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. These values and the resulting allocation of the purchase price are subject to revision following the results of any appraisals after consummation of the Acquisition. However, management does not believe that the results of any such appraisals will yield materially different values from the carrying values.

     The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Acquisition and Offering been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the financial statements of Varsity and the related notes thereto included elsewhere herein, and the financial statements of Riddell included in its Annual Report on Form 10-K as of and for the year ended December 31, 1996 and its quarterly report on Form 10-Q as of and for the three months ended March 31, 1997.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                             HISTORICAL           PRO FORMA ADJUSTMENTS
                                                          -----------------   -----------------------------
                                                          RIDDELL   VARSITY   ACQUISITION(A)    OFFERING(B)    PRO FORMA
                                                          -------   -------   --------------    -----------    ---------
ASSETS:
Current assets:
  Cash and cash equivalents.............................  $   304   $ 2,077     $   (5,127)(1)   $  93,371     $  1,131
                                                                                   (90,932)(2)
                                                                                     4,438 (3)
                                                                                    (3,000)(4)
  Accounts receivable, trade, less allowance for
     doubtful accounts..................................   21,142     4,347
                                                                                                                 25,489
  Inventories...........................................   14,620     8,642
                                                                                                                 23,262
  Other current assets..................................    6,297     7,122          2,030(1)
                                                                                                                 15,449
                                                          -------   -------   --------------    -----------    ---------
Total current assets....................................   42,363    22,188        (92,591)         93,371       65,331
Property and equipment, less accumulated depreciation...    3,421     4,167
                                                                                                                  7,588
Intangible assets and deferred charges, less accumulated
  amortization..........................................   33,645     7,856         65,453(2)        6,100      113,054
Other assets............................................       65     1,088
                                                                                                                  1,153
                                                          -------   -------   --------------    -----------    ---------
Total assets............................................  $79,494   $35,299     $  (27,138)      $  99,471     $187,126
                                                          -------   -------   --------------    -----------    ---------
                                                          -------   -------   --------------    -----------    ---------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.....................  $ 3,176   $   120     $     (120)(1)   $  (3,176)    $     --
  Accounts payable......................................    4,049     3,589                                       7,638

  Accrued liabilities...................................    6,843       493                           (275)       7,061

  Customer deposits.....................................       --     2,242                                       2,242

                                                          -------   -------   --------------    -----------    ---------
Total current liabilities...............................   14,068     6,444           (120)         (3,451)      16,941
Long-term debt, less current portion....................   31,939       480           (480)(1)     103,241      135,180
Deferred taxes..........................................    1,820       399
                                                                                                                  2,219
Other liabilities.......................................    3,939        --
                                                                                                      (319)       3,620
Shareholders' equity:

  Common stock..........................................       81        47            (47)(2)
                                                                                        12 (3)                       93
  Capital in excess of par and additional paid in
     capital............................................   31,457    11,641            600 (1)
                                                                                   (12,241)(2)                   35,883
                                                                                     4,426 (3)
  Retained earnings (accumulated deficit)...............   (3,810)   16,288         (3,097)(1)
                                                                                   (13,191)(2)                   (6,810)
                                                                                    (3,000)(4)
                                                          -------   -------   --------------    -----------    ---------
Total shareholders' equity..............................   27,728    27,976        (26,538)
                                                                                                                 29,166
                                                          -------   -------   --------------    -----------    ---------
Total liabilities and shareholders' equity..............  $79,494   $35,299     $  (27,138)      $  99,471     $187,126
                                                          -------   -------   --------------    -----------    ---------
                                                          -------   -------   --------------    -----------    ---------

     See accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                                Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

NOTE A. PRO FORMA ADJUSTMENTS--ACQUISITION

     (1) To record option termination payments of approximately $4,877,000 and certain bonus payments of $250,000 made by Varsity, immediately prior to the Acquisition, net of the effect of tax benefits of $2,030,000, and to reflect the call of outstanding debt of $600,000 and subsequent conversion thereof into 40,080 Varsity shares.

     (2) To reflect the acquisition of Varsity and the allocation of the purchase price based upon preliminary estimates of fair values of the assets acquired and the liabilities assumed, as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Components of purchase price:
  Purchase of outstanding shares (at $18.90 per share).....      $ 87,002
  Estimated Acquisition related costs......................         3,930
                                                              --------------
Total purchase price.......................................        90,932
Allocation of purchase price:
  Historical book value of net assets acquired.............       (25,479)
                                                              --------------
                                                                   65,453
  Net book value of goodwill acquired......................         7,856
                                                              --------------
Excess of purchase price over book value of net assets
  purchased (goodwill).....................................      $ 73,309
                                                              --------------
                                                              --------------

     (3) To reflect purchase of Riddell common stock by certain Varsity shareholders for $4,438,000.

     (4) To reflect payment by Riddell of $3,000,000 to secure stand-by bridge financing commitment.

NOTE B. PRO FORMA ADJUSTMENTS--OFFERING

     To reflect financing transactions related to the Acquisition, as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Issuance of Senior Notes...................................      $115,000
Initial borrowings on Credit Agreement.....................        12,680

                                                              --------------
                                                                  127,680
Riddell debt to be refinanced, including accrued
  interest.................................................       (28,209)
Debt issuance costs:
  Senior Notes.............................................        (5,290)
  Credit Agreement.........................................          (810)
                                                              --------------
Net cash received..........................................      $ 93,371
                                                              --------------
                                                              --------------

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                                            HISTORICAL            PRO FORMA ADJUSTMENTS
                                                     ------------------------    ------------------------
                                                        RIDDELL       VARSITY    ACQUISITION     OFFERING      PRO FORMA
                                                     -------------    -------    -----------     --------      ---------
OPERATING DATA:
Net revenues......................................      $72,382       $88,449      $             $             $160,831
Cost of revenues..................................       38,813        53,613                                    92,426
                                                     -------------    -------                                  ---------
Gross profit......................................       33,569        34,836                                    68,405
Selling, general and administrative expenses......       25,369        26,388        1,580 (1)                   52,949
                                                                                       150 (2)
                                                                                      (443)(3)
                                                                                       (95)(4)
Product liability expense.........................        2,484            --                                     2,484
                                                     -------------    -------    -----------                   ---------
Income from operations............................        5,716         8,448       (1,192)                      12,972
Interest expense (income), net....................        2,763          (166)                     11,330(6)     13,927
                                                     -------------    -------    -----------     --------      ---------
Income (loss) before taxes........................        2,953         8,614       (1,192)       (11,330)         (955)
Income taxes......................................          110         3,414         (154)(5)     (3,370)(5)        --
                                                     -------------    -------    -----------     --------      ---------
Net income (loss) from continuing operations......      $ 2,843       $ 5,200      $(1,038)      $ (7,960)     $   (955)
                                                     -------------    -------    -----------     --------      ---------
                                                     -------------    -------    -----------     --------      ---------
Net income (loss) from continuing operations per
  share...........................................      $  0.34                                                $  (0.10)
                                                     -------------                                             ---------
                                                     -------------                                             ---------
Weighted average common and equivalent shares
  outstanding.....................................        8,427                        986(7)                     9,413


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                              HISTORICAL                   PRO FORMA ADJUSTMENTS
                                          ------------------    -------------------------------------------
                                          RIDDELL    VARSITY          ACQUISITION              OFFERING        PRO FORMA
                                          -------    -------    ------------------------    ---------------    ---------
OPERATING DATA:
Net revenues...........................   $18,575    $ 8,341           $                       $               $ 26,916
Cost of revenues.......................    10,094      5,787                                                     15,881
                                          -------    -------                                                   ---------
Gross profit...........................     8,481      2,554                                                     11,035
Selling, general and administrative
  expenses.............................     7,207      5,455                  386 (1)                            12,981
                                                                               38 (2)
                                                                              (88)(3)
                                                                              (17)(4)
Product liability expense..............       625         --                                                        625
                                          -------    -------          -----------                              ---------
Income (loss) from operations..........       649     (2,901)                (319)                               (2,571)
Interest expense (income), net.........       666        (62)                                      2,827 (6)      3,431
                                          -------    -------          -----------           ---------------    ---------
Loss before taxes......................       (17)    (2,839)                (319)                (2,827)        (6,002)
Income taxes (credits).................        --     (1,125)                 (27)(5)             (1,113)(5)     (2,265)
                                          -------    -------          -----------           ---------------    ---------
Net loss...............................   $   (17)   $(1,714)          $     (292)             $  (1,714)      $ (3,737)
                                          -------    -------          -----------           ---------------    ---------
                                          -------    -------          -----------           ---------------    ---------
Net loss per share.....................   $ (0.00)                                                             $  (0.41)
                                          -------                                                              ---------
                                          -------                                                              ---------
Weighted average common and equivalent
  shares outstanding...................     8,068                             986(7)                              9,054

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) Reflects the amortization expense arising from the Acquisition for goodwill (as determined in the Pro Forma Condensed Consolidated Balance Sheet) of $73,309 over 40 years, less amortization expense included in Varsity's historical results for the periods, for a net adjustment of $1,580 and $386 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

(2) Varsity salary increase pursuant to contract entered into in conjunction with the Acquisition.

(3) Adjustment to eliminate costs incurred by Varsity to maintain its status as a separate public corporation including costs for maintaining a separate board of directors, costs related to issuance of annual and quarterly reports, and other costs related to maintaining Nasdaq listings and shareholder records.

(4) Adjustments to reflect cost reductions for certain freight and travel expenses incurred by Varsity or Riddell which would not have been incurred had these expenses been administered under programs which existed during the years within the other company.

(5) Reflects income tax effect of the pro forma adjustments.

(6) Reflects the increase in interest expense arising from the transaction due to debt incurred to finance the purchase and net debt refinanced in conjunction with the transaction, determined as follows:

Total purchase price and related costs........................   $ 90,932
Option termination payments...................................      4,877
Financing costs, including bridge costs.......................      9,100
Less proceeds generated from sale of Riddell stock............     (4,438)
                                                                 --------
                                                                  100,471
Senior Notes..................................................    115,000
                                                                 --------
Funds, from Offering, available to refinance existing debt....   $ 14,529
                                                                 --------
                                                                 --------

                                                                                  THREE MONTHS
                                                             YEAR ENDED               ENDED
                                                         DECEMBER 31, 1996       MARCH 31, 1997
                                                        --------------------    -----------------
Incremental Interest Expense:

Interest expense on the Senior Notes and net interest
  expense on the Credit Agreement for incremental
  borrowings and debt refinanced, computed using
  historical rates and balances, but under revised
  borrowing terms, including commitment fees, with an
  estimated weighted average interest rate of 10.25%
  and 10.40%, for the period ended December 31, 1996
  and March 31, 1997, respectively...................         $ 13,038               $ 3,139
Less historical net interest expense of existing debt
  refinanced net of funds historically invested by
  Varsity............................................           (2,399)                 (485)
Amortization of debt issue costs:
  Senior Notes (over 10 years).......................              529                   132
  Credit Agreement costs (over 5 years)..............              162                    41
                                                            ----------               -------
Incremental interest expense.........................         $ 11,330               $ 2,827
                                                            ----------               -------
                                                            ----------               -------

   A 1/8% increase in the assumed weighted average interest rates would increase pro forma interest expense by $158 and $37, respectively.

(7) Reflects purchase of approximately 986,000 common shares by certain members of Varsity management. The Riddell stock options to be issued to Varsity employees have been excluded from equivalent shares as the effect would be anti-dilutive.

     (c) Exhibits

EXHIBIT
NUMBER   DESCRIPTION
------   -----------
  2       --   Agreement and Plan of Merger, dated as of May 5, 1997, by and among Riddell, Purchaser and Varsity (incorporated by reference to Annex I to the Offer to Purchase, filed as Exhibit (a)(1) to the Schedule 14D-1 filed by Riddell and Purchaser with the
               Commission on May 12, 1997).
 99.1     --   Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell, as Guarantors, and Marine Midland
               Bank, as Trustee.
 99.2     --   Registration Rights Agreement, dated as of June 19, 1997,
               between Riddell, as Issuer, certain subsidiaries of Riddell, as
               Guarantors, and NationsBanc Capital Markets, Inc. and First
               Chicago Capital Markets, Inc., as Purchasers.
 99.3     --   Credit Agreement among Riddell, as Borrower, the subsidiaries of Riddell, as Guarantors, and the Lenders identified therein, and NBD Bank, as Administrative Agent, and NationsBank, N.A., as
               Documentation Agent, dated as of June 19, 1997.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

June 26, 1997

                                          RIDDELL SPORTS INC.

                                          By:      /s/ DAVID GROELINGER
                                              ---------------------------------
                                                      David Groelinger
                                                  Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------

  2       --   Agreement and Plan of Merger, dated as of May 5, 1997, by and among Riddell, Purchaser and Varsity (incorporated by reference to Annex I to the Offer to Purchase, filed as Exhibit (a)(1) to the Schedule 14D-1 filed by Riddell and Purchaser with the
               Commission on May 12, 1997.)
 99.1     --   Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell, as Guarantors, and Marine Midland
               Bank, as Trustee.
 99.2     --   Registration Rights Agreement, dated as of June 19, 1997,
               between Riddell, as Issuer, certain subsidiaries of Riddell, as
               Guarantors, and NationsBanc Capital Markets, Inc. and First
               Chicago Capital Markets, Inc., as Purchasers.
 99.3     --   Credit Agreement among Riddell, as Borrower, the subsidiaries of Riddell, as Guarantors, and the Lenders identified therein, and NBD Bank, as Administrative Agent, and NationsBank, N.A., as
               Documentation Agent, dated as of June 19, 1997.